Exhibit 10.1

FUND.COM INC.
14 Wall Street
New York, New York 10004

December 28, 2009

IP GLOBAL INVESTORS LTD.
499 N. Canon
Beverly Hills, CA 90210
Attn:  Meghann McEnroe, President

EQUITIES MEDIA ACQUISITION CORP., INC.
Via Lugano 11
6982 Agno-Lugano
Switzerland

Re:           Class B Common Stock and Note of Fund.com Inc.

Gentlemen:

Reference is made to the revolving credit loan agreement, dated as of July 27, 2009 (the “Loan Agreement”), among Fund.com Inc. (“Fund.com”) and IP Global Investors Ltd (“IPG”) and Equities Media Acquisition Corp. Inc. (“EMAC” and with IPG, collectively, the “Lenders”).  This will confirm that through and including the date hereof, the Lenders have paid in cash to Fund.com the aggregate sum of $2,500,000 which sum is evidenced by a $2,500,000 one year senior secured convertible note of Fund.com issued in August 2009 (the “Note”).

This letter agreement (“Agreement”) will acknowledge that:

(a)            Fund.com.: (i) is currently unable to pay the Note, when due, (ii) is currently in default under the terms of the Note, (iii) requires additional working capital; and (iv) is seeking additional third party financing to enable it to make a potential investment in Weston Capital LLC;

(b)           the Lenders or their assigns have the right to convert the Note, at a conversion price of $0.21 per share, into an aggregate of 11,904,761 shares of the Class B Common Stock of Fund.com (the “Class B Common Stock”);

           (c)           EMAC is the record and beneficial owner of 6,387,665 shares of Class B Common Stock;

(d)           the holders of Class B Common Stock have the right to convert each such share of Class B Common Stock into ten (10) shares of Class A Common Stock of Fund.com (the “Class A Common Stock”);

(e)           as at the date hereof, the average closing market prices of Fund.com Class A Common Stock, as traded on the FINRA Over-the-counter Bulletin Board (“OTCBB”) during the ten (10) trading days prior to December 28, 2009 is approximately $0.905 per share;

(f)           the Lenders have advised Fund.com that IPG has assigned a total of $694,050 original principal amount of the Note to (i) Recovery Capital, Inc. - $315,000 principal amount of the Note, (ii) TAG Virgin Islands, Inc. - $189,000, principal amount of the Note, (iii) Bleecker Holdings LLC - $91,476 principal amount of the Note, (iv) Kingwood Capital Partners LLC - $91,476 principal amount of the Note, (v) the Feiner Family Trust - $5,250 principal amount of the Note; and (vi) Adam Levin, or his Affiliate $1,848 principal amount of the Note (collectively, the “Note Assignees”); and

(g)           All unpaid interest and fees that has accrued on the original $2,500,000 principal amount of the Note has not been assigned to any of the Note Assignees, and is retained exclusively by the Lenders.

The Lenders have advised that: (i) Recovery Capital, Inc. will convert its $315,000 principal amount of assigned Note into an aggregate of 15,000,000 shares of Class A Common Stock of Fund.com; (ii) TAG Virgin Islands, Inc. will convert its $189,000 principal amount of assigned Note into an aggregate of 9,000,000 shares of Class A Common Stock of Fund.com; and (iii) the Feiner Family Trust will convert its $5,250 principal amount of assigned Note into an aggregate of 250,000 shares of Class A Common Stock of Fund.com.  By its execution of this Agreement, Fund.com does hereby agree, upon receipt of conversion notices by such Note Assignees, it will promptly cause to be issued the appropriate number of shares of Class A Common Stock to such Note Assignees.

Fund.com has been advised by potential investors that the existence of one or more events of default under the Note, which is secured by substantial assets of Fund.com, would have a material adverse effect on the value of the public market price of Fund.com Class A Common Stock, and represent a material detriment to any such investor(s) agreeing to provide additional capital to Fund.com through the purchase of additional equity or equity type securities.

Accordingly, Fund.com has requested that each of IPG, EMAC and certain of the Note Assignees who have executed this Agreement (collectively, the “Noteholder Parties”), agree to the terms and conditions set forth in this Agreement.  By their execution of this Agreement, each of the Noteholder Parties do hereby covenant and agree to the following terms and conditions:

1.           EMAC Conversion. EMAC hereby agrees that, without the prior written consent of the board of directors of Fund.com (the “Board of Directors”), EMAC shall not convert any of its shares of Class B Common Stock into Class A Common Stock,  until December 31, 2011.

2.           Exchange of Notes.

(a)           On or before January 15, 2010, those Noteholder Parties set forth in Section 3(b) below shall exchange an aggregate of $840,000 principal amount of the Notes for 400,000 shares of Fund.com Series A convertible preferred stock (the “Fund.com Series A Preferred Stock”).  Such Fund.com Series A Preferred Stock shall:

(i)            not pay a dividend;

(ii)           have a stated or liquidation value of $100.00 per share;

(iii)          be convertible by the holder(s) at any time at a conversion price of $1.50 per share;

(iv)          vote, together with the Class B Common Stock on an “as converted basis; and

(v)           contain the other rights privileges and designations, including anti-dilution adjustments as are set forth in the Certificate of Designations, annexed hereto as Exhibit A and made a part hereof.

(b)           The aggregate $840,000 original principal amount of Notes exchanged for 400,000 shares of Fund.com Series A Preferred Stock (the “Exchange Notes”) shall be exchanged, as follows:

(i)            IPG shall exchange $655,200 original principal amount of the Exchange Notes, or 78% of such Exchange Notes;

(ii)           Bleecker Holdings LLC shall exchange $91,476 original principal amount of the Exchange Notes, or 10.89% of such Exchange Notes;

(iii)          Kingswood Capital Partners LLC shall exchange $91,476 original principal amount of the Exchange Notes, or 10.89% of such Exchange Notes; and

(iv)          Adam Levin or his affiliate shall exchange $1,848 original principal amount of the Exchange Notes, or 0.22% of such Exchange Notes.

(c)           Except in connection with a sale of all or substantially all of the assets or securities of Fund.com to any unaffiliated third person, firm or corporation (whether by merger, asset sale, tender offer, consolidation or like combination) in any one or a series of transactions (a “Sale of Control”), without the prior written consent of the Board of Directors, prior to December 31, 2011, the Noteholder Parties shall not convert more than twenty-five percent (25%) of the remaining $1,150,750 principal amount of the Note and any interest and fees accrued thereon (the “Remaining Balance”), into shares of Class A Common Stock of Fund.com; provided, that the Noteholders may convert all or any portion of the Remaining Balance into shares of Class B Common Stock of Fund.com at any time or from time to time prior to December 31, 2011.

3.           Waiver of Prior Defaults and Extension of Maturity Date.

(a)           By their execution of this Agreement, each of the Lenders and each of the Lenders do hereby agree to waive all prior defaults by Fund.com under the Notes and the Loan Agreement; provided that such waivers shall not constitute a waiver of any subsequent default or other event that may occur following the date hereof, which default or event, with the giving of notice, the passage to time or both, would constitute a default or event of default under the Note or the Loan Agreement.

(b)           By their execution of this Agreement, each of the Lenders do hereby agree to extend the Maturity Date of the Remaining Balance of the Notes to December 31, 2011.

4.           Issuance of Fund.com Series A Preferred Stock.  The 400,000 shares of Fund.com Series A Preferred Stock shall be issued as follows:

(a)           IPG shall receive 312,000 shares of Fund.com Series A Preferred Stock, or 78% of such shares;

(b)           Bleecker Holdings LLC shall receive 43,560 shares of Fund.com Series A Preferred Stock, or 10.89% of such shares;

(c)           Kingswood Partners LLC shall receive 43,560 shares of Fund.com Series A Preferred Stock, or 10.89% of such shares; and

(d)           Adam Levin or his affiliate shall receive 880 shares of Fund.com Series A Preferred Stock, or 0.22% of such shares

5.           Additional agreement of the Parties.  Each of Fund.com, the Lenders, and the other parties signatories hereto (collectively, the “Parties”) do hereby agree, as follows:

5.1           Waivers.  The waiver of a breach of this agreement or the failure of any Party hereto to exercise any right under this agreement shall in no way constitute waiver as to future breach whether similar or dissimilar in nature or as to the exercise of any further right under this agreement.

5.2           Amendment.  This agreement may be amended or modified only by an instrument of equal formality signed by the Parties or the duly authorized representatives of the respective parties.

5.3           Assignment.  This agreement is not assignable except by operation of law or agreement of the Parties.

5.4           Notice.  Until otherwise specified in writing, the mailing addresses and fax numbers of the parties of this agreement shall be made to the addresses set forth in this Agreement.  Any notice or statement given under this agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address which shall have been furnished in writing to the addressor.

5.5           Governing Law.  This agreement shall be construed, and the legal relations between the parties determined, in accordance with the laws of the State of Delaware, thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

5.6           Publicity.  No publicity release or announcement concerning this agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance by the other party.

5.7           Entire agreement.  This Agreement contains the entire agreement among the Parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, written or oral, with respect hereof.

5.8           Headings.  The headings in this agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

5.9           Severability of Provisions.  The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or provision of this agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

5.10           Counterparts.  This agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

5.11           Binding Effect.  This Agreement shall be binding upon the Parties hereto and inure to the benefit of the Parties, their respective heirs, administrators, executors, successors and assigns.

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If the foregoing accurately represents the substance of our mutual agreement and understanding, please so indicate by executing and returning a copy of this agreement in the space provided below.

Very truly yours,

FUND.COM INC.

By: /s/ Gregory Webster____________________
Gregory Webster
President and CEO

IP GLOBAL INVESTORS LTD.

By: /s/ Meghann McEnroe__________________
Meghann McEnroe, President

EQUITIES MEDIA ACQUISITION CORP. INC.

By: /s/ Arie Jan van Roon___________________
Arie Jan van Roon, President

BLEECKER HOLDINGS LLC

By: /s/ Joseph J. Bianco______________________
Joseph J. Bianco, Member/Manager

KINGSWOOD CAPITAL PARTNERS LLC

By: /s/ Jean Moore Weiss____________________
Jean Moore Weiss, Manager/Member

/s/ Adam Levin_____________________________
Adam Levin